Exhibit 10.1

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is adopted, executed and agreed to as of this 18th day of February, 2016 (the “Effective Date”), between MRC Global Inc., a Delaware corporation (“Company”), and Andrew R. Lane (“Executive”), which are referred to as the parties to this Amendment.

WHEREAS, the parties previously entered into that certain Employment Agreement dated May 16, 2013 (including all exhibits and other attachments thereto, the “Employment Agreement”); and

WHEREAS, the parties desire and deem it to be in their respective best interests to amend the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Amendment, and other valid consideration, the sufficiency of which the parties acknowledge, the parties agree to amend the Employment Agreement as follows:

ARTICLE I

AMENDMENTS TO EMPLOYMENT AGREEMENT

The Employment Agreement is amended by:

(1)	Deleting 1.1 in its entirety and substituting in its place the following:

“Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case, pursuant to this Agreement, for a period commencing on the Effective Date and ending on the earlier of:

(i) May 16, 2020 and

(ii) the termination of the Executive’s employment in accordance with Section 3 (the “Term”);

provided, that on May 16, 2020 and each subsequent May 16th, the Term shall automatically be extended for one year unless 90 days’ written notice of non-renewal is given by the Executive or the Company to the other party.”

(2)	Adding a new Section 2.7 that reads as follows:

“Special Time-Vested Restricted Stock Award. Subject to and in connection with the Executive’s entry into the First Amendment to this Agreement, dated February 18, 2016, the Company shall grant to Executive 208,768 restricted stock units, subject to the form of agreement that the Compensation Committee of the Company’s Board of Directors may approve, that will vest as follows:

(i) 50% will vest on the second anniversary of the date of grant and

(ii) the remaining 50% will vest on the fourth anniversary of the date of grant.”

ARTICLE II

MISCELLANEOUS

This Amendment is incorporated into and is a part of the Employment Agreement. Except to the extent modified by this Amendment, the Employment Agreement shall continue in full force and effect in accordance with its provisions.

This Amendment shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed by, the laws of the State of Texas, without giving effect to the conflicts of law principles thereof.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. This Amendment may be delivered through the means of email delivery of a portable document format (.pdf) file or similar transmission of the signed Amendment.

[Signatures to Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the Effective Date.

MRC GLOBAL INC.

By:	/s/ Daniel J. Churay
Name:	Daniel J. Churay
Title:	Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary

/s/ Andrew R. Lane
Andrew R. Lane

[Signature Page to First Amendment to Employment Agreement]